Exhibit 99.1

February 18, 2009

FOR IMMEDIATE RELEASE

JUPITER TELECOMMUNICATIONS ANNOUNCES

JANUARY 2009 SUBSCRIBER FIGURES

Tokyo, Japan — Jupiter Telecommunications Co., Ltd. (JASDAQ: 4817), the largest multiple system operator (MSO) in Japan based on the number of customers served, has announced that the total subscribing households as of January 31, 2009 served by J:COM’s 24 consolidated franchises reached 3.17 million, up 481,800, or 17.9% since January 31, 2008. Combined revenue generating units (RGUs) for cable television, high-speed Internet access and telephony services reached 5.63 million, up 868,400 or 18.2% since January 31, 2008. The bundle ratio (average number of services received per subscribing household) increased to 1.78 as of January 31, 2009 from 1.77 as of January 31, 2008. The cable television digital migration rate as of January 31, 2009 increased to 80% from 68% as of January 31, 2008.

Year-Over-Year Subscribing Household Comparisons: (Rounded to the nearest hundred)

Total consolidated subsidiaries: 24 franchises; 48 systems:

	Revenue Generating Units				Total Subscribing Households
	Cable Television	High-Speed Internet Access	Telephony	RGU Total
As of January 31, 2009	2,556,900	1,493,500	1,584,500	5,634,900	3,173,700
	Digital: 2,035,400
As of January 31, 2008	2,211,400	1,228,500	1,326,600	4,766,500	2,691,900
Net year-over-year increase	345,500	265,000	257,900	868,400	481,800
Net increase as percentage	15.6%	21.6%	19.4%	18.2%	17.9%

About Jupiter Telecommunications Co., Ltd.

Established in 1995, Jupiter Telecommunications Co., Ltd. is Japan’s largest multiple system operator (MSO or J:COM Company) and multiple channel operator (MCO or Jupiter TV Company). J:COM Company provides cable television, high-speed Internet access, telephony and mobile services to customers through 24 consolidated subsidiaries (as of January 31, 2009) at the local level serving 3.17 million subscribing households (as of January 31, 2009) in the Sapporo, Sendai, Kanto, Kansai, and Kyushu regions. The number of serviceable households or “homes passed” in J:COM franchise areas is approximately 12.29 million. Jupiter TV Company invests in and operates 16 premium channels which are provided to CATV, satellite and telecom operators. Jupiter Telecommunication’s principal shareholder is LGI/Sumisho Super Media and is a public company, trading on the JASDAQ stock exchange under code No. 4817. For more information (available in English and Japanese), visit J:COM’s website at http://www.jcom.co.jp/english.html